EXHIBIT 10.14
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement"), made and entered into to be effective as of July 6, 2007, ClearOne Communications, Inc., a Utah corporation, with an address at 5225 Wiley Post Way, Suite 500, Salt Lake City, Utah 84116 (hereinafter the "Company"), and Edward Dallin Bagley, and individual with an address at 2350 Oakhill Drive, Holladay, Utah 84121 (hereinafter "Consultant"):

Section 1

SCOPE OF SERVICES

1.1 Services. Consultant agrees to provide consulting services to the Company in connection with strategic decisions and planning including, without limitation, merger and acquisition discussions, private equity discussions, tender offers, lines of credit, market makers, and new lines of business. Consultant will spend a minimum of forty hours per month engaged in such services for the benefit of Company. The Company shall invite Consultant to attend meetings of the Company’s Board of Directors, on an as needed basis, for the purpose of reporting on and discussing his consulting activities. It is not anticipated that Consultant will be present at the Company’s offices on a daily basis. As such, Consultant will no longer maintain an office at the Company and Consultant will not participate in the day-to-day decisions of management, including decisions on employment of executives.

1.2 Conduct of Services. All work shall be performed in a workmanlike and professional manner.

1.3 Method of Performing Services. Consultant shall have the right to determine the method, details, and means of performing the work to be performed for Company. Company shall, however, be entitled to exercise general power of supervision and control over the results of work performed by Consultant to assure satisfactory performance.

1.4  Scheduling. Consultant will use reasonable efforts to accommodate Company’s work schedule requests.

1.5  Reporting. Company and Consultant shall develop appropriate administrative procedures for coordinating with each other.

Section 2

TERMINATION

2.1 Termination. The Company agrees to retain Consultant and Consultant agrees to accept the consulting services with the Company for a term (the “Term”) commencing on the date hereof and continuing for a three-year period thereafter. This Agreement may be terminated earlier than the three-year anniversary by the Company only “for cause.” For purposes hereof, “for cause” shall mean one of the following: (a) a material breach by Consultant of the terms of this Agreement, not cured within two (2) weeks from receipt of written notice from the Board of Directors of such breach, (b) material wrongful misappropriation of any money, assets or other property of the Company or any subsidiary or affiliate of the Company, (c) the conviction of Consultant for any felony or a crime involving moral turpitude, or (d) Consultant’s chronic alcoholism or chronic drug addiction.

2.2 Remaining Payments. Upon termination of this Agreement by the Company for cause, or by Consultant for any reason, Company shall pay to Consultant all amounts owing as of and through the date of termination within thirty (30) days of such termination.

Section 3

FEES, EXPENSES, AND PAYMENT

3.1 Fees. As compensation for his consulting services, the Company shall pay Consultant $4,000.00 per month (which fee will increase in an amount equal to any increases in board compensation) and Consultant shall be granted during the Term stock options commensurate with grants of stock options made to the Company’s directors.

3.2 Expenses. In addition to the foregoing, the Company will reimburse Consultant for Consultant’s actual out-of-pocket expenses that are approved by the Company in advance in writing. Expenses shall be reimbursed within ten (10) days after receipt of Consultant's invoice.

Section 4

RESPONSIBILITIES OF CONSULTANT FOR TAXES AND OTHER MATTERS

4.1  Taxes. As an independent contractor, Consultant shall pay and report all federal and state income tax withholding, social security taxes, and unemployment insurance applicable to Consultant. Consultant shall not be entitled to participate in health or disability insurance, retirement benefits, or other welfare or pension benefits (if any) to which employees of Company may be entitled.

Section 5

CONFIDENTIALITY

5.1  Confidentiality Arrangements. Consultant agrees to execute a confidentiality or non-disclosure agreement in the standard form that is adopted by the Company from time to time for use with Company consultants and independent contractors.

Section 6

MISCELLANEOUS

6.1 No Conflict. Consultant represents and warrants that he has no obligations to any third party which will in any way limit or restrict its ability to perform consulting services to Company hereunder.

6.2 Compliance with Federal Securities Laws.  Due to the nature of this Agreement, Consultant understands that he will be privy to material non-public information and as such the Company considers Consultant to be an insider. Therefore, Consultant agrees to follow the Company’s “Statement of Policy Regarding Federal Securities Laws” which will require Consultant to, among other things, withhold from trading in Company’s securities during blackout periods and obtain pre-clearance of securities trades.

6.3 Force Majeure. Consultant shall not be liable to Company for any failure or delay caused by events beyond Consultant's control, including, without limitation, Company's failure to furnish necessary information, sabotage, failure or delays in transportation or communication, failures or substitutions of equipment, labor disputes, accidents, shortages of labor, fuel, raw materials or equipment, or technical failures.

6.4 Governing Law. This Agreement shall be governed and construed in all respects in accordance with the laws of the State of Utah.

6.5 Independent Contractors. The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Company and either Consultant or any employee or agent of Consultant.

6.6 Notices. All notices required or permitted hereunder shall be in writing addressed to the respective parties as set forth herein, unless another address shall have been designated, and shall be delivered by hand or by registered or certified mail, postage prepaid.

6.7 Entire Agreement. This Agreement, together with the severance agreement executed concurrently herewith, constitutes the entire agreement of the parties hereto and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing. This Agreement may be modified only in writing and shall be enforceable in accordance with its terms when signed by the party sought to be bound.

6.8 Effect of Waiver. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

6.9 Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent possible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete from it the portion adjudicated to be invalid or unenforceable and the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

6.10 Voluntary Agreement. Consultant represents and agrees that he has reviewed all aspects of this Agreement, that Consultant has carefully read and fully understands all the provisions of this Agreement, that Consultant is voluntarily entering into this Agreement, and that Consultant has had the opportunity to review any or all aspects of this Agreement with the legal advisor or advisors of Consultant’s choice before affixing its signature hereto.

6.11 Construction. This Agreement shall not be construed against the party preparing it, and shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted and shall be construed as if all parties had jointly prepared this Agreement and it shall be deemed their joint work product, and each and every provision of this Agreement shall be construed as though all the parties hereto participated equally in the drafting hereof; and any uncertainty or ambiguity shall not be interpreted against any one party. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.

6.12  Survival of Obligations. All covenants, agreements, representations, and warranties made herein shall survive the execution and delivery of this Agreement and related documents.

6.13 Costs and Attorneys Fees. If any party hereto shall bring any suit or action against another for relief, declaratory or otherwise, arising out of this Agreement, the prevailing party shall have and recover against the non-prevailing party, in addition to all court costs and disbursements, such sum as the court may adjudge to be a reasonable attorney’s fee.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, to be effective on the date and year first above written.

ClearOne Communications, Inc.

By /s/ Zee Hakimoglu
Its: President, Chief Executive Officer and Director

Consultant:

/s/ Edward Dallin Bagley
Edward Dallin Bagley